Exhibit 99.2

Message to Our Customers, Shareholders and the Lorain County Community

“True Community Bank Will Continue”

Northern Savings and First Place believe that combining our strengths is in the best interests of our customers, shareholders and the communities that we serve. By joining together we will provide banking that is better and more convenient than ever.

We believe this is an exciting opportunity because…

•	Both institutions are true “community” banks committed to developing strong relationships and working with customers to meet their financial needs.

•	All of Northern Savings’ branches will remain open and will continue to provide the same level of personal service and dedication that Northern Savings’ customers have received, expected and deserved.

•	Northern Savings customers will have access to new products and services traditionally provided by the “Big Banks,” but with the service that only a community bank can provide.

•	First Place is dedicated to being an integral part of each of its communities, and their activities and interests. After the merger, the First Place Community Foundation has agreed to provide $1.0 million to fund community programs within neighborhoods served by Northern Savings, directed in its effort by current Board members of Northern Savings.

Northern Savings believes that its customers, shareholders and community will highly benefit from the expanded services, new products, and increased community investment the combined institution will offer. For these reasons and more, Northern Savings’ Board of Directors has unanimously approved the proposed acquisition of Northern Savings.

Best regards,

Neal Hubbard, President	Steven R. Lewis, CEO and President
The Northern Savings & Loan Company	First Place Financial Corp.

MEMBER FDIC • Equal Housing Lender

First Place Financial Corp. (“First Place”) and The Northern Savings & Loan Company (“Northern Savings”) have filed a registration statement on Form S-4 with the Securities and Exchange Commission (“SEC”) in connection with the proposed acquisition of Northern Savings. The registration statement on Form S-4 contains the definitive proxy statement/prospectus which has been distributed to the shareholders of Northern in connection with their vote on the acquisition of Northern. The information in this letter is not a substitute for the registration statement on Form S-4, the definitive proxy statement/prospectus or any other documents First Place and Northern Savings have filed or intend to file with the SEC and, in the case of Northern, with the Office of Thrift Supervision (“OTS”). We urge investors to read the registration statement on Form S-4, the definitive proxy statement/prospectus and other relevant documents filed or to be filed with the SEC in connection with the proposed acquisition because they contain important information about the proposed transaction. The registration statement on Form S-4, which includes the definitive proxy statement/prospectus, and other documents filed or to be filed by First Place with the SEC will be available free of charge at the SEC’s website (www.sec.gov) or from First Place by contacting Paul S. Musgrove, Chief Financial Officer, First Place, (330) 373-1221. The definitive prospectus/proxy statement and other documents filed or to be filed by Northern Savings with the OTS will be available at the OTS Reading Room, 1700 G Street NW, Washington, DC 20552 or from Northern Savings by contacting Neal Hubbard, President and Chief Executive Officer, Northern Savings, (440) 323-7451.